EXHIBIT 2


                                VOTING AGREEMENT

         AGREEMENT, dated as of March 30, 2001 among Verizon Wireless Inc., a Delaware corporation ("Acquiror"), Lucy Price and Kyle Price, by Steven Price as guardian of their property, and Alexandra Farbman and Leo Farbman, by Eileen Farbman as guardian of their property (each of Lucy Price, Kyle Price, Alexandra Farbman and Leo Farbman, a "Stockholder").

         WHEREAS, in order to induce Acquiror to enter into the Transaction Agreement dated November 14, 2000 (the "Transaction Agreement") with Price Communications Corporation, a New York corporation, Price Communications Cellular Inc., a Delaware corporation, Price Communications Cellular Holdings, Inc., a Delaware corporation (collectively, the "Sellers"), Price Communications Wireless, Inc., a Delaware corporation (the "Company"), Acquiror has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to all shares of capital stock of any Seller or of the Company that such Stockholder may beneficially own on the date hereof or hereafter acquire or otherwise be entitled to vote at the time of any vote to approve and adopt the Transaction Agreement, the Merger and all other Contemplated Transactions (collectively, the "Shares").

         NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
                      GRANT OF PROXY AND VOTING AGREEMENT

         SECTION 1.01. Voting Agreement. Each Stockholder hereby agrees to vote all Shares that such Stockholder is entitled to vote at the time of any vote to approve and adopt the Transaction Agreement, the Merger and all other Contemplated Transactions and all agreements and any actions related to any of the Contemplated Transactions at any meeting of the stockholders of the Company or any Seller, as applicable, and at any adjournment thereof, at which such Transaction Agreement and other related agreements (or any amended version thereof), or the Merger or any other Contemplated Transaction, or such other actions, are submitted for the consideration and vote of the stockholders of the Company or any Seller, as applicable. Each Stockholder hereby agrees that it will not vote any Shares in favor of (other than an Alternative Agreement entered into in accordance with the Transaction Agreement and matters relating to, or in connection with the Alternative Agreement) the approval of any (i) Acquisition Proposal, (ii) action or set of actions which, if consummated, would constitute a Change of Control, (iii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iv) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Transaction Agreement or (v) other matter relating to, or in connection with, any of the foregoing matters.

         SECTION 1.02. Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Shares (other than the proxies granted pursuant to the Voting Agreement between Alexandra Farbman and Leo Farbman, by Eileen Farbman as guardian of their property, and Robert Price (the "Farbman Voting Agreement") or the Voting Agreement between Lucy Price and Kyle Price, by Steven Price as guardian of their property, and Robert Price
(the "Price Voting Agreement"), each dated as of March   , 2001). By entering
into this Agreement, each Stockholder hereby grants a proxy appointing Acquiror as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder' name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner provided by
Section 1.01 above with respect to all the Shares of such Stockholder. The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Acquiror entering into this Agreement and the Transaction Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder pursuant hereto shall be revoked upon termination of this Agreement in accordance with its terms.

                                   ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

         Each Stockholder, severally and not jointly, represents and warrants to Acquiror that:

         SECTION 2.01. Authorization; Enforceability. If such Stockholder is not a natural Person, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder. This Agreement constitutes a valid and binding Agreement of such Stockholder. If such Stockholder is executing this Agreement in a representative or fiduciary capacity or if this Agreement is being executed on behalf of such Stockholder by a representative, the Person signing this Agreement has full power and authority to enter into and perform this Agreement. If such Stockholder is a natural Person, the Shares beneficially owned by such Stockholder do not constitute marital property under applicable laws, or if such Shares constitute marital property, the consent of such Shareholder's spouse is not required for the execution and delivery of this Agreement or the performance by such Stockholder of the obligations of the Stockholder hereunder.

         SECTION 2.02. Non-Contravention. The execution, delivery and performance by each Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Stockholder is not a natural Person, violate the certificate of incorporation or bylaws or other constituent documents of such Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder are entitled under any provision of any agreement or other instrument binding on such Stockholder or (iv) result in the imposition of any Lien on any assets of such Stockholder.

         SECTION 2.03. Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares set forth on the page immediately following the signature pages hereof opposite such Stockholder's name, free and clear of any Lien and any other limitation or restriction, including any restriction on the right to vote or otherwise dispose of the Shares (other than the restrictions on voting and disposition set forth in Sections 1.01 and 3.01 of the Farbman Voting Agreement and the Price Voting Agreement, as the case may be).

         SECTION 2.04. Total Shares. Except for the Shares set forth on the signature page hereto, such Stockholder does not beneficially own or otherwise have the right to vote any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

         SECTION 2.05. Finder's Fees. Subject to and by complying with Section
6.18 of the Transaction Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from any of the Sellers in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror represents and warrants to each Stockholder that:

         SECTION 3.01. Corporate Authorization. The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby are within the corporate powers of Acquiror and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Acquiror.

                                   ARTICLE 4
                         COVENANTS OF EACH STOCKHOLDER

         Each Stockholder, severally and not jointly, hereby covenants and agrees that:

         SECTION 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Acquiror, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares (other than the Farbman Voting Agreement or the Price Voting Agreement, as the case may be) or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Such Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agree to notify Acquiror promptly, and to provide all details requested by Acquiror, if such Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

         SECTION 4.02. Appraisal Rights. Each Stockholder agrees not to exercise any rights (including, without limitation, under Section 910 of the Business Corporation Law of the State of New York and under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

                                   ARTICLE 5
                                 MISCELLANEOUS

         SECTION 5.01. Further Assurances. Acquiror and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement; provided that this
Section 5.01 shall in no way limit, restrict or restrain the ability of each Stockholder to exercise its fiduciary duties as a director or officer of any of the Sellers, so long as each Stockholder acts in accordance with Section 8.09 of the Transaction Agreement.

         SECTION 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate on the date of termination of the Transaction Agreement in accordance with its terms.

         SECTION 5.03. Expenses. Except as otherwise provided in the Transaction Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          SECTION 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Acquiror may transfer or assign its rights and obligations, in whole or from time to time in part, to any one or more of its Affiliates.

         SECTION 5.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

         SECTION 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         SECTION 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         SECTION 5.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 5.09. Subsidiaries. Each Stockholder that holds any capital stock or other equity interests of any other Stockholder agrees to vote all such capital stock or other equity interests, and to take all other actions that may be necessary or desirable, in order to cause such other Stockholder to comply with the provisions of this Agreement; provided that this Section 5.09 shall in no way limit, restrict or restrain the ability of each Stockholder to exercise its fiduciary duties as a director or officer of any of the Sellers, so long as each Stockholder acts in accordance with Section 8.09 of the Transaction Agreement.

         SECTION 5.10. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Transaction Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        ACQUIROR:
                                        VERIZON WIRELESS INC.


                                        By:     /s/ Dennis F. Strigl
                                            ------------------------------------
                                            Name:  Dennis F. Strigl
                                            Title: President and Chief Executive
                                                   Officer


                                        STOCKHOLDERS:


                                                   /s/ Steven Price
                                        ----------------------------------------
                                        Lucy Price, by Steven Price as guardian
                                          of her property


                                                   /s/ Steven Price
                                        ----------------------------------------
                                        Kyle Price, by Steven Price as guardian
                                          of his property


                                                   /s/ Eileen Farbman
                                        ----------------------------------------
                                        Alexandra Farbman, by Eileen Farbman
                                          as guardian of her property


                                                   /s/ Eileen Farbman
                                        ---------------------------------------
                                        Leo Farbman, by Eileen Farbman
                                           as guardian of his property

  Names of Stockholder     Class of Stock      Shares Owned or Entitled to Vote
  --------------------     --------------      --------------------------------
Lucy Price                     Common                      1,812,500

Kyle Price                     Common                      1,812,500

Alexandra Farbman              Common                      1,812,500

Leo Farbman                    Common                      1,812,500